EXHIBIT 10.1

Memorandum of Understanding

between American Software, Inc. and

Logility, Inc.

PURPOSE

This Memorandum of Understanding (“MOU”) is entered into as of May 1, 2005 (the “Effective Date”) by American Software, Inc. (hereinafter “ASI”) and Logility, Inc. (hereinafter “LGTY”) for the purpose of defining the roles and responsibilities of the parties as it relates to resale of New Generation Computing’s (“NGC”) products.

GENERAL PROVISIONS

A. Term and Termination

This MOU will remain in effective for twelve (12) months from the Effective Date and shall automatically renew for successive one-year periods, unless terminated by either party for any reason with 30 days prior written notice.

B. Fees

1. Royalty – LGTY will pay a 30% royalty to ASI for the resale of NGC products. Such royalty will be calculated based on the recognizable license fee revenues of the transaction after discounts and revenue recognition adjustments (e.g. reductions due to maintenance or services below fair market value). Furthermore, such discounts and adjustments will be shared equally among ALL software components in the transaction based on relative List prices.

2. Maintenance – maintenance (post-contract support) fees, including any resulting from revenue recognition adjustments, will be shared between the companies based on pro-rata license fees as calculated above. If, however, LGTY invoices Customer for 100% of the contractual maintenance, then LGTY will remit within 30 days of receipt from Customer, ASI’s pro-rata share.

3. Professional Services – any fees, subsequent to any revenue recognition adjustments, will be recognized by the party providing such services.

Example

Assumptions: LGTY contracts with Customer X for $205k of software (including NGC products), plus maintenance at 18% per year ($36,900; assuming 18% represents fair value for both companies) and 2 free days of training (FMV = $5k) to be provided by LGTY.

Result: LGTY would recognize $185,000 in license fees net of a $15k royalty to ASI ($150k for LGTY products and $35k, net, for NGC products). ASI would recognize $50,000 in license fees and record a $35k third-party commission expense. The party performing the related services would recognize $5,000 in Services when performed. LGTY and ASI would recognize $27,675 (18% of the $153,750) and $9,225 (18% of the $51,250), respectively, in maintenance revenue ratably over the related period.

C. Amendments

This MOU may be modified or amended provided that any such modification or amendment is in writing and is signed by both parties.

D. Entirety of MOU

All terms and conditions of this MOU are embodied herein. No other terms and conditions will be considered a part of this MOU unless expressly agreed upon in writing and signed by both parties.

BY SIGNATURE, THE PARTIES AGREE TO THE TERMS OF THIS MOU AS OF THE EFFECTIVE DATE.

AMERICAN SOFTWARE, INC.		LOGILITY,INC.

BY:	/S/ JAMES C. EDENFIELD	BY:	/S/ J. MICHAEL EDENFIELD